Exhibit 10.31

September 28, 2016

VIA EMAIL:

Mr. Gerard van Kesteren

Dear Gerard:

Thank you for this opportunity to offer my thoughts on how Janel Corporation might engage you for the long-term development of the company in all of its projects, and particularly in the success of our Janel Group, Inc. (“JGI”) transportation holding.

The enclosed proposal, which is subject to the review and approval of the Janel Corporation Board of Directors, sets out compensation ideas based on your continued service as a director of Janel Corporation.

I hope these thoughts will inspire both your long-term commitment to what I believe will be an exceptionally successful team.

Thank you for the hugely positive impact you are having on Janel Corporation. I continue to look forward to a long, fruitful relationship!

Best Regards,

Brendan Killackey

Janel Corporation, Inc.	•	303 Merrick Road, Suite 400	•	Lynbrook, NY 11563	•	(516) 256-8143	•	janelcorp.com

Gerard van Kesteren
Director, Janel Corporation

The following would amend our original agreement, signed November 7, 2015:

Duties

•
Attendance at twelve (12) board meetings per year, including four (4) in-person quarterly meetings, one of which will be in combination with an Annual Meeting, and eight (8) telephonic monthly results meetings. Each quarterly meeting will have a standard agenda supplemented by a specific additional item, per a board calendar approved at the August meeting.

•	In connection with the four in-person quarterly meetings:
o	Chairmanship of four quarterly Audit Committee meetings; and
o	Participation in Janel Group, Inc. quarterly strategic plan review sessions.

Term

•	The anniversary date of your directorship will be October 1, corresponding with Janel’s fiscal year.

•	Two-year term, renewing automatically for an additional two-year term, unless cancelled by either party within six (6) months of the renewal date.

Compensation Structure

•	US$60,000/year, paid quarterly at the end of each quarter;

•	Janel Corporation stock options equivalent to US$25,000/year, on the following terms:
o	Exercise price to be set as the closing market price of the date of grant;
o	Annual date of grant to be the anniversary date of your service, or October 1;
o	Standard, three-year Janel vesting schedule.

•	Opportunity to purchase 10,000 shares of JANL at a price of US$4/share (US$40,000).
o	Janel will provide a cash payment to you to cover any difference between the above-stated price and the actual negotiated price.

•	Restricted Stock Award of 15,000 shares of JANL on the following terms:
o	Priced at the closing market price of the date of grant;
o	Date of grant to be the same as the date of the stock purchase specified above;
o	Standard, three-year Janel vesting schedule.

•	Reimbursement of travel and other expenses related to your service.

Janel Corporation, Inc.	•	303 Merrick Road, Suite 400	•	Lynbrook, NY 11563	•	(516) 256-8143	•	janelcorp.com